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                                                                    EXHIBIT 3.3




                        SECOND AMENDMENT TO THE BY-LAWS
                                       OF
                            ILLUMINET HOLDINGS, INC.

        Pursuant to a special meeting of the Board of Directors of Illuminet Holdings, Inc., a Delaware corporation (the "Corporation"), dated August 20, 1999, the By-Laws of the Corporation are hereby amended as follows:

        1. The first paragraph of Article II, Section 1 of the By-Laws is hereby amended and restated in its entirety to read as follows:

           SECTION 1. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails to so determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the principal office of the Corporation at 4501 Intelco Loop S.E., Lacey, Washington on the first Monday in June.

        2. Article III, Section 5 of the By-Laws is hereby amended and restated in its entirety to read as follows:

           SECTION 5. REMOVAL. Any director or directors may be removed from office only for cause and only by the vote of eighty percent (80%) of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the Board of Directors that results for any reason, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office.

        3. Article V, Section 1 of the By-Laws is hereby amended and restated in its entirety to read as follows:

           SECTION 1. CERTIFICATES FOR SHARES. The shares of the Corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by, or in the name of the Corporation by, the chairman or vice-chairman of the Board of Directors, or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any of all the signatures on a certificate may be facsimile. In case any office, transfer agent or registrar who has signed or

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whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

        IN WITNESS WHEREOF, the By-Laws are so amended as of this 20th day of August, 1999.



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                                    Secretary